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                                                                    EXHIBIT 4(e)


                    FARMERS NEW WORLD LIFE INSURANCE COMPANY
                        WAIVER OF SURRENDER CHARGE RIDER
                                - NURSING CARE -

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RIDER BENEFIT                While the Annuitant is confined to a skilled nursing facility or hospital, as defined in this rider, we will waive any surrender charges for surrenders and/or withdrawals.

                             The Annuitant must be under age 75 at the time of withdrawal or surrender and confined to the skilled nursing facility and/or hospital continuously for a minimum of 90 days before this benefit is available.  The Owner must provide us with satisfactory proof of confinement.  Partial withdrawals are subject to the same terms of frequency and amount as stated in the policy.

                             This benefit is not available and surrender charges will never be waived if the
                             Annuitant is confined to a skilled nursing facility and/or hospital at issue or within
                             6 months of the effective date of this rider.

SKILLED NURSING FACILITY     A skilled nursing facility is defined as a place that:

                             1. is licensed by the state in which it is located as a skilled nursing facility;

                             2. is approved for payment of Federal Medicare benefits under Title XVIII of the
                                Social Security Act of 1965, as amended or is qualified to receive approval, if requested;

                             3. is primarily engaged in providing skilled nursing care under the supervision of a licensed physician;

                             4. provides continuous 24-hour-a-day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); and

                             5. maintains a daily medical record of each patient.

                             This benefit is not available for confinement in a facility primarily for the care or treatment:

                             1. of drug or alcohol dependency;

                             2. of mental diseases or disorders; or

                             3. for custodial or educational care.

HOSPITAL                     A hospital is defined as a facility that:

                             1. Is licensed and operated as a hospital according to the state in which the facility is located;

                             2. Operates primarily for the care and treatment of sick or injured persons as inpatients;

                             3. Provides continuous 24-hour-a-day nursing service by or under the supervision of a registered graduate professional nurse (R.N.);

                             4. Is supervised by a staff of licensed physicians; and

                             5. Has medical, diagnostic, and major surgical facilities or has access to such facilities.

TERMINATION                  This rider will end when:

                             1. The contract ends for any reason; or

                             2. The Annuitant dies.

GUARANTEED VALUES            This rider does not increase or decrease any guaranteed values of this contract.

CONTRACT                     This rider is subject to all the terms of this contract except as modified in this rider.

                             Attached to and made a part of this contract effective as of the date of issue of the contract.
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                    FARMERS NEW WORLD LIFE INSURANCE COMPANY


                      /s/ C. PAUL PATSIS       /s/ JEFFREY T. BLACKBURN

                        C. Paul Patsis            Jeffrey T. Blackburn
                           President                   Secretary


2000 NCR                                                                  41841